EXHIBIT 99.1

Walker & Dunlop Reports

Second Quarter 2012 Results

SECOND QUARTER 2012 HIGHLIGHTS

•                  Entered definitive agreement to acquire CWCapital

•                  Record loan origination volume of $1.34 billion

•                  Total revenues of $46.7 million, up 10% over second quarter 2011

•                  Servicing fees of $9.8 million, up 22% over second quarter 2011

•                  Hired two significant Capital Markets teams in Florida and Wisconsin

•                  Stellar credit performance

Bethesda, MD — August 8, 2012 — Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today second quarter 2012 total revenues of $46.7 million, an increase of 10% over second quarter 2011 total revenues of $42.4 million. Second quarter net income was $9.3 million, or $0.42 per share, a decrease of 17% over the second quarter of 2011 net income of $11.1 million, or $0.51 per share.

“The second quarter of 2012 was a transformative quarter for our Company.  We announced the definitive agreement to acquire CWCapital; we tripled the origination capacity in our Capital Markets group by adding two terrific origination teams; and we achieved record loan origination volume of $1.34 billion. Even with the additional costs related to the CWCapital acquisition and hiring new origination talent, Walker & Dunlop recorded the third most profitable quarter in the Company’s 74 year history,” said Willy Walker, Chairman, President and CEO of Walker & Dunlop. “We went public 18 months ago with the objective of becoming the premier commercial real estate finance company in the United States and these accomplishments accelerate our progress towards doing just that.”

“Walker & Dunlop’s core multifamily financing business continues to perform extremely well, with strong origination volumes and extraordinary credit performance,” continued Mr. Walker.  “Our Capital Markets business, which focuses on financing all commercial real estate property types, had an exceptional quarter with 57% growth.  The percentage of Walker & Dunlop’s loan originations on non-multifamily properties grew from 13% for the first half of 2011 to 22% for the first half of 2012 with no fee compression.  The capital source and asset class diversification we have achieved with no degradation to fee income is fantastic,” added Walker.  “In tandem with growing originations, our servicing portfolio grew 14% to $17.6 billion with the average servicing fee increasing to 23 basis points, driving our fee income up 22% quarter on quarter.  So Walker & Dunlop diversified and grew originations, while simultaneously expanding origination and servicing fee income in the quarter, and growing the scale and profitability of our long-term asset base of mortgage servicing rights.”

“We anticipate closing the CWCapital acquisition on August 31, 2012, and will spend considerable time and effort integrating these two great firms.  The additional scale, market presence, and financial wherewithal that the combined entity will possess is very exciting.  Since CWCapital is not yet part of Walker & Dunlop, we are establishing third quarter 2012 origination guidance of $1.1 billion to $1.4 billion and reiterating our full year 2012 guidance of $4.5 billion to $5.25 billion, both on a stand-alone basis.  These are busy and exciting times for our Company, and I could not be more proud or more appreciative of our team.  It is a testament to everyone at Walker & Dunlop that a high growth company of our size can accomplish so much in one quarter,” concluded Mr. Walker.

OPERATING RESULTS

LOAN ORIGINATIONS for the second quarter 2012 increased $27.6 million, or 2%, to $1.34 billion when compared to the second quarter 2011.

TOTAL REVENUES were $46.7 million for the second quarter 2012 compared to $42.4 million for the second quarter 2011, a 10% increase, driven by our increased loan origination volume and growth in servicing fee income.

GAINS FROM MORTGAGE BANKING ACTIVITIES were $33.9 million for the second quarter 2012 compared to $31.3 million for the second quarter 2011, an 8% increase.  Gains from mortgage banking activities are the revenues recognized through the loan origination and sale process and are comprised of two components: loan origination fees and gains attributable to mortgage servicing rights. LOAN ORIGINATION FEES were $17.1 million for the second quarter 2012 compared to $15.3 million for the second quarter 2011, an 11% increase.  GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $16.8 million for the second quarter 2012 compared to $16.0 million for the second quarter 2011, a 6% increase. Gains from mortgage banking activities as a percentage of loan origination volumes were 254 basis points for the second quarter 2012, compared to 239 basis points in the second quarter 2011, a 6% increase, primarily due to an increase in origination fees.

TOTAL EXPENSES were $31.6 million for the second quarter 2012 compared to $24.2 million for the second quarter 2011, an increase of $7.4 million, or 31%.  Of that increase, personnel expense accounted for $4.5 million, of which $1.7 million was the result of higher commissions on the 11% increase in loan origination fees during the quarter. The remaining $2.8 million increase in personnel cost can be attributed to increased fixed compensation expense from the growth of our origination team. Since June 30, 2011, we have grown our direct origination salesforce by 32%, adding new teams in Florida, Tennessee, California, and Wisconsin, and grown our company by 41 full-time employees, of which 76% directly support our origination efforts. In connection with these hires, we incurred recruiting fees of $0.5 million in the quarter. The increase in fixed compensation expense, plus the recruiting fees, reduced earnings per share in the second quarter by $0.09. Also included in total expenses for the quarter are approximately $1.1 million of legal and advisory fees associated with the CWCapital transaction, which reduced earnings per share by $0.03.

OPERATING MARGIN was 32% for the second quarter 2012 compared to 43% in the second quarter 2011.

SERVICING PORTFOLIO

SERVICING FEES were $9.8 million for the second quarter 2012 compared to $8.0 million for the second quarter 2011, a 22% increase.  The increase in servicing fees was due to the growth of the servicing portfolio coupled with an increase in the weighted average servicing fee.

The SERVICING PORTFOLIO totaled $17.6 billion at June 30, 2012, a 14% increase from $15.4 billion at June 30, 2011.  The Company retains servicing rights on most of the loans it originates and generates revenues from the fees it receives for servicing the loans.

WEIGHTED AVERAGE SERVICING FEE was 23 basis points at June 30, 2012, compared to 22 basis points at June 30, 2011, a 5% increase.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is the balance of Fannie Mae DUS loans that are subject to a defined risk-sharing formula, was $8.3 billion at June 30, 2012, compared to $7.0 billion at June 30, 2011, an 18% increase.  Credit quality within the Company’s at risk servicing portfolio remains very strong.

60+ DAY DELINQUENCIES were $4.0 million, or 0.05% of the at risk servicing portfolio, at June 30, 2012, compared to $9.5 million, or 0.14%, at June 30, 2011, a 58% decrease.

PROVISION FOR RISK-SHARING OBLIGATIONS for the second quarter 2012 was $0.8 million, or one basis point of the at risk servicing portfolio at June 30, 2012, compared to $1.8 million, or three basis points of the at risk portfolio at June 30, 2011.

NET WRITE-OFFS for the second quarter 2012 were $1.6 million, or two basis points of the at risk servicing portfolio at June 30, 2012.  There were no net write-offs in the second quarter of 2011.  Write-offs represent the cash settlement of provisions for losses recognized in prior periods.

YEAR-TO-DATE RESULTS

Total revenues for the six months ended June 30, 2012 were $81.1 million compared to $71.4 million for the same period last year, a 14% increase.  The increase in total revenues was largely driven by increased loan production, from $1.8 billion to $2.0 billion for the first six months, higher average origination fees, and significant growth in servicing fee income. In addition, the increase in servicing fees is a result of the total servicing portfolio growing by approximately $2.1 billion since June 30, 2011. Total gains on mortgage banking activities, as a percentage of loan origination volume, for the six months ended June 30, 2012 were 267 basis points, compared to 265 basis points for the same period last year.

Total expenses for the six months ended June 30, 2012 were $56.5 million compared to $42.3 million for the same period last year, a 34% increase.  The increase in total expenses was due to increases in compensation and personnel costs, expenses relating to the CWCapital acquisition and recruiting fees associated with the growth of our business.  Personnel expense as a percentage of total revenues for the six months ended June 30, 2012 was 36%, compared to 31% for the same period last year.

Operating margin was 30% for the six months ended June 30, 2012 compared to 41% for the same period last year.  Net income for the six months ended June 30, 2012 was $15.1 million compared to $17.8 million for the same period last year.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, August 8, 2012 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (800) 894-5910 from within the United States or (785) 424-1052 from outside the United States and are asked to reference the Conference ID: WDQ212. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time August 8, 2012 through August 22, 2012. Please call (800) 283-4799 from the United States or (402) 220-0860 from outside the United States.  An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. (NYSE: WD) is one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending. As a Fannie Mae DUS®, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups are focused on lending to property owners, investors, and developers of multifamily properties across the country. Walker & Dunlop’s proprietary Interim Loan Program provides financing for multifamily properties that do not currently qualify for permanent financing. The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States, securing capital from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies. The Principal Investments group provides institutional advisory, asset management, and investment management services with respect to debt, structured debt and equity.

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’

‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section entitled ‘‘Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent SEC filings.

Additional Information

As previously disclosed (i) the Company is expected to issue approximately 11.6 million shares, subject to adjustment, of the Company’s common stock (the “Issuance”) in a private placement to CW Financial Services LLC (the “Seller”), at the closing of the announced pending acquisition by the Company’s indirect wholly owned subsidiary, Walker & Dunlop, LLC, of CWCapital LLC, a direct wholly owned subsidiary of the Seller, and (ii) pursuant to the rules of the New York Stock Exchange, the Issuance is subject to approval of the Company’s stockholders.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from stockholders of the Company in connection with the approval of the Issuance.  Information about the directors and executive officers of the Company and their ownership of the Company’s shares is set forth in the definitive proxy statement for the Company’s 2012 annual meeting of stockholders, filed by the Company with the SEC on April 26, 2012, and in the Company’s statements of changes in beneficial ownership filed on Form 4.

On July 26, 2012, the Company filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement related to the Issuance and has mailed the definitive proxy statement and other relevant documents to the Company’s shareholders.  The definitive proxy statement, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or the Company’s website at www.walkerdunlop.com.  Investors should read the definitive proxy statement carefully before making any voting decision because it contains important information.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2012 and December 31, 2011

(In thousands, except share and per share data)

	June 30,	December 31,
	2012	2011
	(unaudited)
Assets
Cash and cash equivalents	$46,153	$53,817
Restricted cash	4,583	7,164
Pledged securities, at fair value	21,144	18,959
Loans held for sale, at fair value	399,230	268,167
Loans held for investment	16,392	—
Servicing fees and other receivables, net	17,540	18,501
Derivative assets	9,501	10,638
Mortgage servicing rights	149,533	137,079
Other assets	12,120	8,271
Total assets	$676,196	$522,596

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable and other accrued expenses	$66,942	$76,163
Performance deposits from borrowers	7,552	10,425
Derivative liabilities	1,899	5,223
Guaranty obligation, net of accumulated amortization	10,746	9,921
Allowance for risk-sharing obligations	13,629	14,917
Warehouse notes payable	372,995	218,426
Notes payable	22,069	23,869
Total liabilities	$495,832	$358,944

Stockholders’ Equity
Stockholders’ equity:
Preferred shares, Authorized 50,000,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000,000; issued and outstanding 21,795,379 shares in 2012 and 21,748,598 shares in 2011.	218	217
Additional paid-in capital	82,770	81,190
Retained earnings	97,376	82,245
Total stockholders’ equity	$180,364	$163,652
Commitments and contingencies
Total liabilities and stockholders’ equity	$676,196	$522,596

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
Revenues
Gains from mortgage banking activities	$33,934	$31,289	$53,736	$48,116
Servicing fees	9,827	8,047	19,206	15,760
Net warehouse interest income	1,074	1,059	2,011	1,776
Escrow earnings and other interest income	525	403	1,064	773
Other	1,360	1,608	5,105	4,978
Total revenues	$46,720	$42,406	$81,122	$71,403

Expenses
Personnel	$17,363	$12,863	$29,004	$22,070
Amortization and depreciation	6,743	5,084	14,002	9,991
Provision for risk-sharing obligations	750	1,764	1,974	2,510
Interest expense on corporate debt	163	214	331	466
Other operating expenses	6,592	4,263	11,208	7,283
Total expenses	$31,611	$24,188	$56,519	$42,320
Income from operations	$15,109	$18,218	$24,603	$29,083
Income tax expense	5,817	7,087	9,472	11,313
Net income	$9,292	$11,131	$15,131	$17,770

Basic earnings per share	$0.43	$0.51	$0.70	$0.82
Diluted earnings per share	$0.42	$0.51	$0.69	$0.82

Basic weighted average shares outstanding	21,779,379	21,629,463	21,764,976	21,606,233
Diluted weighted average shares outstanding	21,975,853	21,742,912	21,914,452	21,695,826

OPERATING DATA

(dollars in thousands)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
Origination Data:
Origination Volumes by Investor
Fannie Mae	$610,139	$555,263	$878,040	$859,088
Freddie Mac	223,291	213,025	307,808	264,431
Ginnie Mae - HUD	97,317	282,269	209,920	364,585
Other (1)	406,235	258,825	615,670	328,775
Total	$1,336,982	$1,309,382	$2,011,438	$1,816,879

Key Metrics (as a percentage of total revenues):
Personnel expenses	37%	30%	36%	31%
Other operating expenses	14%	10%	14%	10%
Total expenses	68%	57%	70%	59%
Operating margin	32%	43%	30%	41%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.28%	1.17%	1.36%	1.25%
Fair value of MSRs created, net	1.26%	1.22%	1.31%	1.40%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (2)	1.81%	1.52%	1.89%	1.71%

	As of June 30,
	2012	2011
Servicing Portfolio by Type:
Fannie Mae	$10,618,195	$9,922,926
Freddie Mac	3,395,683	2,556,343
Ginnie Mae - HUD	1,578,227	1,073,400
Other (1)	1,970,727	1,873,235
Total	$17,562,832	$15,425,904

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate	0.23%	0.22%

(1)	CMBS, life insurance companies, commercial banks and interim loans. 2012 origination volume includes $16.5 million interim loan volume, which is classified as held for investment.

(2)

The fair value of the expected net future cash flows associated with the servicing of the loan, net of any guaranty obligation retained, as a percentage of GSE and HUD volume reflects revenue recognized, as a percentage of loan origination volume, on those loans which the Company will record an MSR upon sale of the loan. No MSRs are recorded on “Other” originations or interim loan originations. For the three and six months ended June 30, 2012, interim loan volume was $9.5 million and $16.5 million, respectively.

KEY CREDIT METRICS

(dollars in thousands)

	As of and for the three months ended June 30,		As of and for the six months ended June 30,
	2012	2011	2012	2011

Unpaid principal balance:
Total servicing portfolio	$17,562,832	$15,425,904	$17,562,832	$15,425,904
Fannie Mae servicing portfolio:
Fannie Mae Full Risk	7,286,612	6,122,892	7,286,612	6,122,892
Fannie Mae Modified Risk	2,214,869	2,109,525	2,214,869	2,109,525
Fannie Mae No Risk	1,116,714	1,690,509	1,116,714	1,690,509
Total Fannie Mae	$10,618,195	$9,922,926	$10,618,195	$9,922,926

Fannie Mae at risk servicing portfolio (1)	$8,269,204	$7,019,060	$8,269,204	$7,019,060
60+ Day delinquencies, within at risk portfolio	4,008	9,535	4,008	9,535
At risk loan balances associated with allowance for risk-sharing obligations (2)	$133,070	$153,746	$133,070	$153,746

Allowance for risk-sharing obligations:
Beginning balance	$14,522	$11,619	$14,917	$10,873
Provision for risk-sharing obligations	750	1,764	1,974	2,510
Net write-offs	(1,643)	—	(3,262)	—
Ending balance	$13,629	$13,383	$13,629	$13,383

60+ Day delinquencies as a percentage of the at risk portfolio	0.05%	0.14%	0.05%	0.14%
Provision for risk-sharing as a percentage of the at risk portfolio	0.01%	0.03%	0.02%	0.04%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.16%	0.19%	0.16%	0.19%
Net write-offs as a percentage of the at risk portfolio	0.02%	0.00%	0.04%	0.00%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	10.24%	8.70%	10.24%	8.70%

(1)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all of the Company’s risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)

There are loans within our servicing portfolio which are greater than 60 days delinquent, for which no allowance has been recorded. We do not anticipate recognizing a loss for these loans upon settlement of our risk-sharing obligation with Fannie Mae because our estimate of the value of the underlying collateral is greater than the unpaid principal balance of the associated loan.